VANTAGESOUTH BANCSHARES, INC. STOCKHOLDERS AND
YADKIN FINANCIAL CORPORATION SHAREHOLDERS APPROVE MERGER

ELKIN, NC and RALEIGH, NC June 23, 2014 – VantageSouth Bancshares, Inc. (NYSE MKT: VSB), the parent holding company of VantageSouth Bank, and Yadkin Financial Corporation (NASDAQ: YDKN), the parent holding company of Yadkin Bank, announced today that Yadkin shareholders, VantageSouth stockholders, and Piedmont Community Bank Holdings, Inc. stockholders approved the pending merger among Yadkin, VantageSouth, and Piedmont at annual meetings of each company’s stockholders held on June 19, 2014. The merger also has been approved by the North Carolina Office of the Commissioner of Banks, the FDIC, and the Federal Reserve Bank. The merger is expected to close on July 4, 2014, subject to the satisfaction of other customary closing conditions. In connection with the closing of the merger, Yadkin will transfer the listing of its voting common stock from the NASDAQ Global Select Market (“NASDAQ”) to the New York Stock Exchange (“NYSE”). Yadkin expects that its shares of voting common stock will commence trading on the NYSE under the same symbol “YDKN” with the CUSIP number 984305102 on July 7, 2014. Yadkin’s voting common stock will continue to trade on NASDAQ until the transfer to the NYSE has been completed.

About Yadkin Financial Corporation
Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service community bank with 33 branches throughout its two regions in central and western North Carolina and upstate South Carolina. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. Securities brokerage services are provided by Yadkin Wealth, Inc., a Bank subsidiary with offices located throughout the branch network. Yadkin Financial Corporation’s website is www.yadkinbank.com. Yadkin shares are traded on NASDAQ under the symbol YDKN.

About VantageSouth Bancshares, Inc.
VantageSouth Bank is a state chartered bank operating 41 banking offices serving the Piedmont and coastal markets of North Carolina. VantageSouth Bancshares, Inc. stock can be found on the NYSE MKT trading under the symbol VSB. Investors can access additional corporate information, investor relations information, product descriptions and online services through the Bank’s website at www.vsb.com.

FORWARD-LOOKING STATEMENTS
The information presented herein contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Yadkin Financial Corporation's and VantageSouth Bancshares, Inc.'s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. In addition to factors previously disclosed in Yadkin’s and VantageSouth's reports filed with the Securities and Exchange Commission, the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to meet closing conditions to the merger, and any events causing a delay in closing the merger. The forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

Investor Relations Contact for VantageSouth Bancshares, Inc.
Terry S. Earley
Chief Financial Officer
919-659-9015
Terry.earley@vsb.com

Investor Relations Contact for Yadkin Financial Corporation:
Mark DeMarcus
Chief Operating Officer
704-768-1129
Mark.demarcus@yadkinbank.com

Media Relations Contact
Carrie Stewart
Director of Public Relations, Clean Design
609-792-9060
cstewart@cleandesign.com